QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TREATY OAK BANCORP, INC.

ARTICLE ONE: NAME

        The name of the corporation is Treaty Oak Bancorp, Inc. (the "Corporation").

ARTICLE TWO: DURATION

        The period of duration of the Corporation is perpetual.

ARTICLE THREE: PURPOSE

        The purpose for which the Corporation is organized is to qualify as a bank holding company under federal and state law and to engage in the transaction of any and all lawful businesses for which corporations may be incorporated under the Texas Business Corporation Act (the "TBCA").

ARTICLE FOUR: CAPITAL STOCK

        The aggregate number of shares that the Corporation shall have the authority to issue is 30,000,000 shares, consisting of (i) 20,000,000 shares of common stock, $0.01 par value per share, with identical rights and privileges in every respect and (ii) 10,000,000 shares authorized as preferred stock, $1.00 par value per share, which shares may be designated in one or more series by the Corporation's board of directors with relative rights and preferences as authorized under the TBCA.

ARTICLE FIVE: PREEMPTIVE RIGHTS DENIED

        No holder of any shares of capital stock of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to any additional, unused, or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation; any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, acquire, purchase, or subscribe to, any such additional, unissued, or treasury shares; any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities; or any other securities that may be issued or sold by the Corporation.

ARTICLE SIX: COMMENCING BUSINESS

        The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money, labor done, or property actually received.

ARTICLE SEVEN: CUMULATIVE VOTING DENIED

        Cumulative voting for the election of directors shall not be permitted. At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has a right to vote; no shareholder shall be entitled to cumulate votes by giving one candidate as many votes as the number of such directors multiplied by such shareholder's shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

ARTICLE EIGHT: INDEMNIFICATION

        The Corporation shall have the power and authority to indemnify any person to the fullest extent permitted by law.

ARTICLE NINE: VOTING REQUIREMENTS

        Except as otherwise provided in the Articles or as otherwise required by the TBCA or other applicable law, with respect to any matter, the affirmative vote of the holders of a majority of the Corporation's shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders. Nothing contained in this Article is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such approval is specifically required by the other provisions of the Articles or the Bylaws, the TBCA or other applicable law.

ARTICLE TEN: REGISTERED OFFICE AND AGENT

        The street address of the Corporation's registered office is 101 Westlake Drive, Suite 100, Austin, Texas 78746, and the name of the Corporation's registered agent at such address is Mark J. Pietrantone.

ARTICLE ELEVEN: BOARD OF DIRECTORS

        The number of directors constituting the Board of Directors is currently nine. The name and address of such persons who are serving as directors of the Corporation are:

Directorship	Name	Address
Class I	Charles T. Meeks	230 8 Quail Run Cove Lago Vista, Texas 78645
	Marvin L. Schrager	6907 Cat Creek Run Austin, Texas 78731
	Arthur H. Coleman	2905 Thousand Oaks Drive Austin, Texas 78746
Class II	Jeffrey L. Nash	101 Westlake Drive Austin, Texas 78746
	Toni A. Neal	101 Westlake Drive Austin, Texas 78746
	Hayden D. Watson	7901 Bee Cave Road #18 Austin, Texas 78746
Class III	Terry W. Hamann	101 Westlake Drive Austin, Texas 78746
	William J. McLellan	11 Sundown Parkway Austin, Texas 78746
	Carl J. Stolle	One Dell Way Round Rock, Texas 78682

ARTICLE TWELVE: LIMITATION OF LIABILITY

A.
To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article does not eliminate or limit the liability of a director of the Corporation to the extent the director is found liable for:

  1.
  Breach of the director's duty of loyalty to the Corporation or its shareholders;

  2.
  Acts or omissions not in good faith that constitute a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  3.
  Transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  4.
  Acts or omissions for which an applicable statute expressly provides liability of a director.

B.
Any repeal or amendment of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the TBCA.

ARTICLE THIRTEEN: WRITTEN CONSENTS

        Upon effectiveness of a Registration Statement filed by the Corporation under the Securities Act of 1933, as amended, any action that may be taken, or that is required by law or the Articles or Bylaws to be taken, at any annual meeting or special meeting of the shareholders may be taken only at a regular or special meeting, duly called, with proper prior notice, and duly held, at which a quorum is present in person or by proxy, and by a vote of at least the minimum number of votes necessary to authorize or take such action. After such time, no action by the shareholders may be taken by a consent or consents in writing.

ARTICLE FOURTEEN: ELECTION NOT TO BE GOVERNED BY
BUSINESS COMBINATION LAW

        Under Article 13.04 of the TBCA, the Corporation expressly elects not to be governed by the Business Combination Law.

QuickLinks

  Exhibit 4.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TREATY OAK BANCORP, INC.
ARTICLE ONE: NAME
ARTICLE TWO: DURATION
ARTICLE THREE: PURPOSE
ARTICLE FOUR: CAPITAL STOCK
ARTICLE FIVE: PREEMPTIVE RIGHTS DENIED
ARTICLE SIX: COMMENCING BUSINESS
ARTICLE SEVEN: CUMULATIVE VOTING DENIED
ARTICLE EIGHT: INDEMNIFICATION
ARTICLE NINE: VOTING REQUIREMENTS
ARTICLE TEN: REGISTERED OFFICE AND AGENT
ARTICLE ELEVEN: BOARD OF DIRECTORS
ARTICLE TWELVE: LIMITATION OF LIABILITY
ARTICLE THIRTEEN: WRITTEN CONSENTS
ARTICLE FOURTEEN: ELECTION NOT TO BE GOVERNED BY BUSINESS COMBINATION LAW